Exhibit 2

JOINT FILING AGREEMENT

W. Kent Taylor, LD Holdings LLC, a Kentucky limited liability company, and PMB Holdings LLC, a Kentucky limited liability company, each hereby agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of common stock of Texas Roadhouse, Inc. is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned hereby executes this Agreement as of the date set forth below.

Dated:    February 13, 2012

/s/ W. Kent Taylor
W. Kent Taylor

LD HOLDINGS LLC

By:	/s/ W. Kent Taylor
W. Kent Taylor, Manager

PMB HOLDINGS LLC

By:	/s/ W. Kent Taylor
W. Kent Taylor, Manager